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Exhibit 99.5

Morgan Stanley & Co. Limited 25 Cabot Square Canary Wharf London E14 4QA tel +44 (0)20 7425 8000 fax +44 (0)20 7425 8990 telex 8812564

Consent of Morgan Stanley & Co. Limited

        We hereby consent to the use in the Registration Statement of NYSE Euronext, Inc. on Form S-4 and in the Prospectuses that are a part of the Registration Statement, as amended, of our opinion dated January 3, 2007 appearing as Annex C to such Prospectuses, to the references to such opinion and our opinions dated June 1, 2006 and November 23, 2006, to the description of such opinions and to the references to our name contained therein under the headings "Summary", "The Combination—Background of the Combination", "The Combination—Euronext's Reasons for the Combination", "The Combination—Opinions of Euronext's Financial Advisors—January 5, 2007 Meeting of the Euronext Supervisory Board", "The Combination—Certain Relationships and Related Party Transactions" and "The Combination—Regulatory Approvals". In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the "Securities Act"), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. LIMITED
By:	/s/ HOLGER VIETEN
Name: Holger Vieten Title: Executive Director

February 15, 2007

    Registered in England and Wales, No. 2164628.
    Registered Office: 25 Cabot Square, Canary Wharf, London E14 4QA
    Authorised and Regulated by the Financial Services Authority

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Consent of Morgan Stanley & Co. Limited